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                                   Ex-23.B5

                        INVESTMENT MANAGEMENT AGREEMENT
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                              AMENDED AND RESTATED

                        INVESTMENT MANAGEMENT AGREEMENT



  THIS AMENDED AND RESTATED AGREEMENT, made as of this 2nd day of December,
1996 between DODGE & COX INCOME FUND, a California corporation (the "Fund"), and DODGE & COX, a California corporation (the "Manager").


                              W I T N E S S E T H:


  NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Manager and the Fund do hereby mutually agree to amend and restate the agreement dated December 5, 1988, as amended January 1, 1994, (the "Agreement") to read effective April 1, 1997 as follows:

  1. The Manager is hereby employed as manager and investment adviser of the Fund for a period commencing on the date hereof and continuing until terminated as herein provided.

  2. The Manager hereby accepts employment as manager and investment adviser of the Fund and in such capacity shall supervise the operations of the Fund and direct the investment and reinvestment of its assets in conformity with the investment policies and restrictions of the Fund as may from time to time be in effect, subject at all times to the instructions and supervision of the board of directors of the Fund.

  3. The Manager shall provide all executive personnel and pay the expenses thereof, shall provide office space, and shall bear and pay such other expenses of the Fund as the Manager may be required to bear and pay pursuant to the provisions of the Investment Company Act of 1940 (the "1940 Act") and all other applicable statutes.



  4. The Manager shall receive as and for its entire compensation as manager and investment adviser for the Fund a management fee at the annual rate specified in the below table on the portion indicated of the average daily net asset value of the Fund. Such fee shall be payable at the end of each calendar month.


 AVERAGE DAILY NET ASSET VALUE
       OF THE FUND                    ANNUAL RATE

First $100 million                      0.50%
Over $100 million                       0.40%




  5. It is further provided, however, that the Manager shall waive its right to compensation under this Agreement, for any calendar year, to the extent that such compensation as set out above plus all other ordinary operating expenses of the Fund exceed one percent (1%) of the average daily net asset value of the Fund.
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  6.  Pursuant to the applicable provisions of the 1940 Act this Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is approved at least annually (i) by a majority of the board of directors of the Fund or by a vote of a majority of the outstanding shares of the Fund, and (ii) by vote of a majority of the directors who are not parties to such agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Under the applicable provisions of the 1940 Act this Agreement may be terminated at any time by the Fund without payment of any penalty or damages by a vote of at least a majority of the directors or by a vote of the holders of at least a majority of the outstanding shares of the Fund, but in either of such events, the Fund must give the Manager at least sixty (60) days' prior written notice of such termination of this Agreement. The Manager may terminate this Agreement without penalty upon at least 60 days' prior written notice to the Fund.

  7. Should there be an assignment of this Agreement, this Agreement shall automatically terminate. The term "assignment" shall have the meaning assigned to said term by Section 2(a)(4) of the 1940 Act.

  8. This Agreement shall not become effective until it has been approved by the holders of at least a majority of the issued and outstanding shares of the Fund.

  IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

                              DODGE & COX INCOME FUND

                              By:  /s/ A. Horton Shapiro
                                   --------------------------------
                                       A. Horton Shapiro, President


                              DODGE & COX


                              By:  /s/ Harry R. Hagey
                                   ---------------------------------
                                       Harry R. Hagey, Chairman and
                                         Chief Executive Officer